North American Mortgage Company
Officer's Certificate - Annual Statement as to Compliance For the Fiscal Year Ended December 31, 1998

This serves as North American's  Officer's  Certificate / Annual Statement as to
Compliance for the servicing of loans under Participation/Purchase/Seller Servicing and/or Sub-Servicer Agreements with your concern.

1.)A review of the activities during the proceeding fiscal year and of the performance with requirements of the Agreement has been made under the Officer's Supervision.

2.)To the best of the Officer's knowledge, based on the review, North American has fulfilled all its obligations under the Agreement throughout the fiscal year.

3.)Real estate taxes have been paid as required by the terms of the mortgage.

4.)Mortgage insurance premiums due under the contract of insurance with FHA or PMI carriers have been paid as required.

5.)Insurance is being maintained, is fully paid, and complies with the Agreement. Adequate hazard insurance is in force on all loans as required under the Agreement. Flood insurance coverage, if required, is in force. If escrowed, insurance/PMI premiums and taxes/assessment monies have been analyzed, in accordance with RESPA, to ensure sufficient funds are being collected in escrow for the current year.

6.)Property inspections have been performed as stated in the Agreement, unless otherwise amended.

7.)Appropriate IRS notices were performed in accordance with IRS Regulations.

8.)Disbursements from Trust Account funds were made for proper purposes, and all payments required to be made by the Agreement have been made.

9.)Proper fidelity coverage and errors and omissions insurance are in force as required.

10.) Loans with variable rate features have been changed in accordance with the terms of the note.

11.)North American is authorized by applicable law to service the mortgages, and it has and will continue to satisfy all licensing, registration, and other requirements of the Agreement.

There is, as of this date, no default in the fulfillment of any of its obligations under the Agreement known to this Officer. As an Officer of North American, individually, I certify to the best of my knowledge, that the foregoing statements are true and correct.

Officer s Signature:                                   Date: March 31, 1999

Officer's Title:         Vice President